DON A. PARADISO, P.A.

5499 N. Federal Highway, Suite D

Boca Raton, Florida 33487

(954) 801-3573 Fax (561) 989-0069

Exhibit 5.1

January 24, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: Flameret, Inc. Form S-8 registration Statement

Dear Sir or madam:

We refer to the above-captioned registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed by Flameret, Inc., a Wyoming corporation, (the "Company") with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized, and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under 'Legal Matters" in the related Prospectus.

Sincerely,

/s/ Don A. Paradiso P.A.

Don A. Paradiso, P.A.